08	ANNUAL REPORT

RS Variable Products Trust

12.31.08

RS Core Equity VIP Series

Except as otherwise specifically stated, all information and portfolio manager commentary, including portfolio security positions, is as of December 31, 2008. The views expressed in the portfolio manager letters are those of the Fund’s portfolio manager(s) and are subject to change without notice. They do not necessarily represent the views of RS Investments. The letters contain some forward-looking statements providing current expectations or forecasts of future events; they do not necessarily relate to historical or current facts. There can be no guarantee that any forward-looking statement will be realized. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Any discussions of specific securities should not be considered a recommendation to buy or sell those securities. Fund holdings will vary.

RS Core Equity VIP Series

Manind V. Govil, CFA

Manind V. Govil has managed RS Core Equity VIP Series since 2005.* Mr. Govil joined RS Investments in October 2006 in connection with GIS’s acquisition of an interest in RS Investments. Prior to that, Mr. Govil served as the head of equity investments at Guardian Life since August 2005. From 2001 to August 2005, Mr. Govil served as the lead portfolio manager — large cap blend/core equity, co-head of equities and head of equity research at Mercantile Capital Advisers. Prior to 2001, he was lead portfolio manager — core equity, at Mercantile. Mr. Govil received a B.S. degree from the University of Bombay, India and an M.B.A. from the University of Cincinnati.

*	Includes service as the portfolio manager of the Fund’s predecessor fund for periods prior to October 9, 2006, the commencement of operations of the Fund.

The Statement of Additional Information provides further information about the portfolio manager, including information regarding his compensation, other accounts he manages, and his ownership interests in the Fund. For information on how to receive a copy of the Statement of Additional Information, please see the back cover of the relevant Prospectus or visit our Web site at www.guardianinvestor.com.

Highlights

▶	During a challenging period for financial markets, RS Core Equity VIP Series outperformed the S&P 500® Index[3] despite delivering a negative return.

▶	Performance relative to the S&P 500® Index was supported by the Fund’s stock selection in the financials and health care sectors.

▶	Weak performance in the utilities and energy sectors weighted on relative returns.

Market Overview

Financial markets suffered one of their most challenging years in recent memory in 2008, as volatile commodity prices, a worsening credit crisis, and fears of a global economic slowdown drove asset prices lower across markets and sectors. Over the first half of the year, soaring energy and food costs were among investors’ concerns, even as growth appeared to falter in the United States and in other world economies. Concerns over slowing economic growth worsened in the third quarter after the credit crisis triggered by the U.S. sub-prime mortgage meltdown resulted in a number of bank failures. While a sharp correction in commodity prices provided some positive tailwinds for the economy later in the year, unemployment continued to rise and worried consumers and businesses cut back dramatically on their spending. Against this backdrop, equity prices retreated sharply in the late third and fourth quarters. For the twelve-month period ended December 31, 2008, the S&P 500 Index returned -37.00%, the Dow Jones Industrial Average4 returned -31.93% and the NASDAQ Composite Index5 returned -40.54%.

Fund Performance Overview

RS Core Equity VIP Series returned -29.62% in the twelve-month period ended December 31, 2008, outperforming its benchmark, the S&P 500® Index, which returned -37.00%.

In a period when nearly all sectors of the equity market experienced sharp declines, Fund performance relative to the S&P 500® Index was supported by a number of individual insurance holdings that held up better than the broader financials sector. These included Chubb Corp., a provider of property and casualty insurance, and W.R. Berkley Corp., which offers excess, surplus and other specialty lines of insurance. We believe both companies to

RS Core Equity VIP Series	3

RS Core Equity VIP Series (continued)

be competitively advantaged, due in part to the troubles facing several larger competitors. Moreover, we expect these companies to benefit from what we believe will be a general improvement in the property/casualty insurance market after several years when a soft pricing environment hindered premiums and earnings growth.

In the health care sector, the Fund’s overweight positions in a number of positive performing biotechnology stocks also supported relative performance. Turning to other areas of the Fund, integrated waste services provider Waste Management, Inc. was another standout contributor to performance. We sold Waste Management at a profit in the first half of 2008.

Additionally, fast food behemoth McDonald’s was another positive contributor to returns. The company continues to deliver industry-leading revenue performance, while its value-meal offerings and ongoing menu improvements were well received by consumers in 2008.

On a negative note, the Fund’s relative returns were dampened by weakness in the utilities and energy sectors. One of our largest individual detractors was global power utility AES Corporation. While we think AES has a solid track record of managing utilities worldwide, the near-freeze in credit availability in the second half of 2008 delayed some of its expansion projects. Meanwhile, the sharp drop in oil prices from the midsummer peak took a toll on our energy holdings, notably oil services firm Halliburton Co. — the Fund’s largest detractor for the twelve-month period.

Wireless equipment manufacturer Nokia Corp. was another negative contributor. The stock has been pressured by concerns over a global economic slowdown, as well as over speculation that Nokia’s higher end, more profitable wireless handset devices might lose market share to Research in Motion’s Blackberry and Apple’s iPhone devices. We believe that these issues are reflected in the current stock price, as the share valuation is at an all-time low. Moreover, we remain confident in Nokia’s long-term leadership position and continue to own its shares.

Outlook

As a core offering, the Fund seeks to deliver solid long-term results across a range of market environments. We strongly believe that the key to long-term success in any stock market environment is a consistent focus on fundamentals and pricing. We look for attractively valued stocks of strong and well-positioned companies that we believe can gain market share from weaker competitors across all sectors. Times of economic, credit and market turmoil, such as what we are currently witnessing, tend to accelerate this process. In this environment, we have even more conviction in our investment philosophy and process. As always, we wish to emphasize that we hold ourselves to the highest standards of professionalism and integrity for the benefit of our shareholders.

Sincerely,

Manind V. Govil

Portfolio Manager

RS Funds are sold by prospectus only. You should carefully consider the investment objectives, risks, charges and expenses of the RS Funds before making an investment decision. The prospectus contains this and other important information. Please read it carefully before investing or sending money. Please visit our web site at www.guardianinvestor.com or to obtain a printed copy, call 800-221-3253.

Any discussions of specific securities should not be considered a recommendation to buy or sell those securities. Fund holdings will vary.

Except as otherwise specifically stated, all information and portfolio manager commentary, including portfolio security positions, is as of December 31, 2008.

As with all mutual funds, the value of an investment in the Fund could decline, in which case you could lose money. The Fund invests primarily in equity securities and therefore exposes you to the general risks of investing in stock markets.

4	RS Core Equity VIP Series

Total Net Assets: $668,244,842	Data as of December 31, 2008

Sector Allocation vs. Index[1]

Top Ten Holdings[2]

Company	Percentage of Total Assets
Abbott Laboratories	5.15%
Philip Morris International, Inc.	3.97%
The Chubb Corp.	3.93%
Republic Services, Inc.	3.84%
Aon Corp.	3.52%
General Mills, Inc.	3.26%
Enterprise Products Partners, L.P.	3.11%
MasterCard, Inc., Class A	3.03%
Celgene Corp.	2.85%
Halliburton Co.	2.85%
Total	35.51%

1	The sector allocation represents the Global Industry Classification Standard (GICS), which was developed by Morgan Stanley Capital International (MSCI) and Standard & Poor’s (S&P). The Fund’s holdings are allocated to each sector based on their GICS classification. Cash includes short-term investments and net other assets and liabilities.

2	Portfolio holdings are subject to change and should not be considered a recommendation to buy or sell individual securities.

3

The S&P 500® Index is an unmanaged market-capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Index results assume the reinvestment of dividends paid on the stocks constituting the index. You may not invest in the index, and, unlike the Fund, the index does not incur fees or expenses.

4	The Dow Jones Industrial Average is a price-weighted index of 30 companies that serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.

5	The Nasdaq Composite Index is an unmanaged index that measures all Nasdaq domestic and non-U.S.-based common stocks listed on the Nasdaq stock market.

RS Core Equity VIP Series	5

RS Core Equity VIP Series (continued)

Performance Update Average Annual Returns as of 12/31/08

	Inception Date	1 Year	3 Year	5 Year	10 Year	Since Inception
RS Core Equity VIP Series	04/13/83	-29.62%	-1.67%	1.00%	-1.62%	9.94%
S&P 500® Index[3]		-37.00%	-8.36%	-2.19%	-1.38%	9.92%

Since inception performance for the index is measured from 3/31/1983, the month end prior to the Fund’s commencement of operations.

Results of a Hypothetical $10,000 Investment

The chart above shows the performance of a hypothetical $10,000 investment made 10 years ago in RS Core Equity VIP Series and in the S&P 500® Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Performance quoted represents past performance and does not guarantee future results. The Fund is the successor to The Guardian Stock Fund; performance shown includes performance of the predecessor fund for periods prior to October 9, 2006. Investment return and principal value will fluctuate, so shares, when redeemed, may be worth more or less than their original cost. Please keep in mind that any high double-digit returns are highly unusual and cannot be sustained. The Fund’s total gross annual operating expense ratio as of the most current prospectus is 0.57%. Fees and expenses are factored into the net asset value of your shares and any performance numbers we release. Total return figures reflect an expense limitation in effect for the periods shown; without such limitation, the performance shown would have been lower. Performance results assume the reinvestment of dividends and capital gains. The return figures shown do not reflect the deduction of taxes that a contractowner/policyholder may pay on Fund distributions or redemption units. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. Current and month-end performance information, which may be lower or higher than that cited, is available by calling 800-221-3253 and is periodically updated on our Web site: www.guardianinvestor.com.

6	RS Core Equity VIP Series

Understanding Your Fund’s Expenses (unaudited)

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including as applicable, investment advisory fees; distribution (12b-1) fees; and other Fund expenses. The example below is intended to help you understand your ongoing costs (in dollars) of investing in the fund and to compare these cost with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period indicated. The table below shows the Fund’s expenses in two ways:

Expenses based on actual return

This section of the table provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Expenses based on hypothetical 5% return for comparison purposes

This section of the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund with the cost of investing in other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore the second section is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If these transactional costs were included, your costs would have been higher.

	Beginning Account Value 07/01/08	Ending Account Value 12/31/08	Expenses Paid During Period* 07/01/08-12/31/08	Expense Ratio During Period 07/01/08-12/31/08
Based on Actual Return	$1,000.00	$739.40	$2.42	0.55%
Based on Hypothetical Return (5% Return Before Expenses)	$1,000.00	$1,022.35	$2.81	0.55%

*	Expenses are equal to the Fund’s annualized expense ratio as indicated, multiplied by the average account value over the period, multiplied by 184/366 (to reflect the one half-year period).

RS Core Equity VIP Series	7

Schedule of Investments – RS Core Equity VIP Series

December 31, 2008	Shares	Value

Common Stocks — 97.1%
Aerospace & Defense — 3.1%
General Dynamics Corp.	105,500	$6,075,745
The Boeing Co.	346,700	14,793,689

		20,869,434
Airlines — 0.9%
AMR Corp.(1)	530,650	5,662,036

		5,662,036
Biotechnology — 5.8%
Celgene Corp.(1)	345,100	19,077,128
Cephalon, Inc.(1)	207,554	15,989,960
Gilead Sciences, Inc.(1)	70,600	3,610,484

		38,677,572
Commercial Banks — 0.9%
Regions Financial Corp.	786,700	6,262,132

		6,262,132
Commercial Services & Supplies — 3.8%
Republic Services, Inc.	1,036,100	25,684,919

		25,684,919
Communications Equipment — 5.1%
Nokia Oyj, ADR	979,200	15,275,520
QUALCOMM, Inc.	517,500	18,542,025

		33,817,545
Computers & Peripherals — 2.4%
Apple, Inc.(1)	114,300	9,755,505
International Business Machines Corp.	72,700	6,118,432

		15,873,937
Construction & Engineering — 1.4%
KBR, Inc.	620,200	9,427,040

		9,427,040
Consumer Finance — 0.3%
SLM Corp.(1)	195,200	1,737,280

		1,737,280
Diversified Financial Services — 3.8%
Interactive Brokers Group, Inc., Class A(1)	567,280	10,148,639
JPMorgan Chase & Co.	488,800	15,411,864

		25,560,503
Diversified Telecommunication Services — 2.3%
AT&T, Inc.	549,536	15,661,776

		15,661,776
Energy Equipment & Services — 4.0%
Halliburton Co.	1,049,100	19,072,638
Transocean Ltd.(1)	166,800	7,881,300

		26,953,938
Food Products — 4.1%
Campbell Soup Co.	175,500	5,266,755
General Mills, Inc.	359,000	21,809,250

		27,076,005

December 31, 2008	Shares	Value

Health Care Equipment & Supplies — 1.7%
Covidien Ltd.	314,475	$11,396,574

		11,396,574
Health Care Providers & Services — 1.4%
Medco Health Solutions, Inc.(1)	227,300	9,526,143

		9,526,143
Hotels, Restaurants & Leisure — 2.6%
McDonald’s Corp.	280,100	17,419,419

		17,419,419
Household Durables — 1.4%
Newell Rubbermaid, Inc.	947,600	9,267,528

		9,267,528
Independent Power Producers & Energy Traders — 2.0%
The AES Corp.(1)	1,609,200	13,259,808

		13,259,808
Industrial Conglomerates — 1.8%
Tyco International Ltd.	559,500	12,085,200

		12,085,200
Information Technology Services — 5.4%
Fidelity National Information Services, Inc.	230,034	3,742,653
Lender Processing Services, Inc.	114,967	3,385,778
MasterCard, Inc., Class A	141,800	20,267,474
Western Union Co.	602,700	8,642,718

		36,038,623
Insurance — 9.1%
Aon Corp.	514,300	23,493,224
Nationwide Financial Services, Inc., Class A	51,700	2,699,257
The Chubb Corp.	515,400	26,285,400
W. R. Berkley Corp.	262,400	8,134,400

		60,612,281
Internet Software & Services — 1.1%
eBay, Inc.(1)	273,700	3,820,852
Google, Inc., Class A(1)	10,600	3,261,090

		7,081,942
Media — 2.6%
Grupo Televisa S.A., ADR	589,300	8,804,142
The McGraw-Hill Companies, Inc.	360,600	8,362,314

		17,166,456
Oil, Gas & Consumable Fuels — 6.6%
Devon Energy Corp.	223,400	14,679,614
Enterprise Products Partners, L.P.	1,002,880	20,789,703
Plains All American Pipeline, L.P.	249,300	8,648,217

		44,117,534
Pharmaceuticals — 9.3%
Abbott Laboratories	645,100	34,428,987
Pfizer, Inc.	759,200	13,445,432
Schering-Plough Corp.	840,000	14,305,200

		62,179,619
Software — 1.9%
Nintendo Co., Ltd., ADR	268,400	12,816,100

		12,816,100

The accompanying notes are an integral part of these financial statements.

8	RS Core Equity VIP Series

December 31, 2008	Shares	Value

Specialty Retail — 2.2%
Best Buy Co., Inc.	264,300	$7,429,473
The Home Depot, Inc.	327,800	7,545,956

		14,975,429
Thrifts & Mortgage Finance — 2.9%
People’s United Financial, Inc.	1,069,400	19,067,402

		19,067,402
Tobacco — 5.3%
Altria Group, Inc.	604,600	9,105,276
Philip Morris International, Inc.	609,600	26,523,696

		35,628,972
Wireless Telecommunication Services — 1.9%
America Movil SAB de C.V., ADR, Series L	408,900	12,671,811

		12,671,811

Total Common Stocks (Cost $811,062,681)		648,574,958

	Principal Amount	Value
Repurchase Agreements — 2.5%
State Street Bank and Trust Co. Repurchase Agreement, 0.01% dated 12/31/2008, maturity value of $16,893,009, due 1/2/2009, collateralized by U.S. Treasury Bond, 6.625%, due 2/15/2027, with a value of $17,233,133	$16,893,000	$16,893,000

		16,893,000

Total Repurchase Agreements (Cost $16,893,000)		16,893,000

Total Investments — 99.6% (Cost $827,955,681)		665,467,958

Other Assets, Net — 0.4%		2,776,884

Total Net Assets — 100.0%		$668,244,842

(1)	Non-income producing security.
ADR	— American Depositary Receipt.

The following is a summary of the inputs used as of December 31, 2008 in valuing the Fund’s investments:

Valuation Inputs	Investments in Securities
Level 1 — Quoted Prices	$648,574,958
Level 2 — Significant Other Observable Inputs	16,893,000
Level 3 — Significant Unobservable Inputs	—

Total	$665,467,958

The accompanying notes are an integral part of these financial statements.

RS Core Equity VIP Series	9

Financial Information — RS Core Equity VIP Series

Statement of Assets and Liabilities As of December 31, 2008

Assets
Investments, at value	$665,467,958
Cash and cash equivalents	594
Receivable for investments sold	11,051,933
Dividends/interest receivable	1,288,672
Receivable for fund shares subscribed	128,164
Prepaid expenses	13,472

Total Assets	677,950,793

Liabilities
Payable for investments purchased	8,572,133
Payable for fund shares redeemed	540,622
Payable to adviser	275,138
Payable to distributor	122,614
Trustees’ deferred compensation	43,433
Accrued expenses/other liabilities	152,011

Total Liabilities	9,705,951

Total Net Assets	$668,244,842

Net Assets Consist of:
Paid-in capital	$1,111,467,127
Accumulated undistributed net investment income	213,929
Accumulated net realized loss from investments	(280,948,491)
Net unrealized depreciation on investments	(162,487,723)

Total Net Assets	$668,244,842

Investments, at Cost	$827,955,681

Pricing of Shares

Shares of Beneficial Interest Outstanding with no Par Value	25,123,624

Net Asset Value Per Share	$26.60

Statement of Operations For the Year Ended December 31, 2008

Investment Income
Dividends	$16,232,112
Interest	122,914
Withholding taxes on foreign dividends	(191,673)

Total Investment Income	16,163,353

Expenses
Investment advisory fees	4,455,846
Professional fees	220,885
Administrative service fees	146,842
Custodian fees	102,651
Insurance expense	34,946
Trustees’ fees and expenses	25,027
Other expenses	30,749

Total Expenses	5,016,946
Less: Custody credits	(2,357)

Total Expenses, Net	5,014,589

Net Investment Income	11,148,764

Realized Gain/(Loss) and Change in Unrealized Appreciation/(Depreciation) on Investments
Net realized loss from investments	(21,300,092)
Net change in unrealized depreciation on investments	(278,186,818)

Net Loss on Investments	(299,486,910)

Net Decrease in Net Assets Resulting from Operations	$(288,338,146)

The accompanying notes are an integral part of these financial statements.

10	RS Core Equity VIP Series

Statement of Changes in Net Assets

	For the Year Ended 12/31/08	For the Year Ended 12/31/07
Operations
Net investment income	$11,148,764	$10,183,566
Net realized gain/(loss) from investments	(21,300,092)	159,843,003
Net change in unrealized depreciation on investments	(278,186,818)	(17,240,939)

Net Increase/(Decrease) in Net Assets Resulting from Operations	(288,338,146)	152,785,630

Distributions to Shareholders
Net investment income	(10,839,533)	(9,822,651)

Total Distributions	(10,839,533)	(9,822,651)

Capital Share Transactions
Proceeds from sales of shares	58,816,995	54,330,025
Reinvestment of distributions	10,839,533	9,822,651
Cost of shares redeemed	(185,022,378)	(173,192,410)

Net Decrease in Net Assets Resulting from Capital Share Transactions	(115,365,850)	(109,039,734)

Net Increase/(Decrease) in Net Assets	(414,543,529)	33,923,245

Net Assets

Beginning of year	1,082,788,371	1,048,865,126

End of year	$668,244,842	$1,082,788,371

Accumulated Undistributed Net Investment Income Included in Net Assets	$213,929	$353,522

Other Information:

Shares
Sold	1,805,208	1,452,212
Reinvested	414,197	257,609
Redeemed	(5,273,954)	(4,683,847)

Net Decrease	(3,054,549)	(2,974,026)

The accompanying notes are an integral part of these financial statements.

RS Core Equity VIP Series	11

Financial Information — RS Core Equity VIP Series (continued)

The financial highlights table is intended to help you understand each Fund’s financial performance for the past five years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all distributions).

Financial Highlights

	Net Asset Value, Beginning of Period	Net Investment Income	Net Realized and Unrealized Gain/(Loss)	Total Operations	Distributions From Net Investment Income	Distributions From Net Realized Capital Gains	Total Distributions

Year Ended 12/31/08	$38.43	$0.46	$(11.85)	$(11.39)	$(0.44)	$—	$(0.44)

Year Ended 12/31/07	33.67	0.36	4.75	5.11	(0.35)	—	(0.35)

Year Ended 12/31/06	29.29	0.39	4.59	4.98	(0.60)	—	(0.60)

Year Ended 12/31/05	28.42	0.50	0.70	1.20	(0.33)	—	(0.33)

Year Ended 12/31/04	27.30	0.39	1.23	1.62	(0.50)	—	(0.50)

The accompanying notes are an integral part of these financial statements.

12	RS Core Equity VIP Series

Net Asset Value, End of Period	Total Return[1]	Net Assets, End of Period (000s)	Net Ratio of Expenses to Average Net Assets[2]	Gross Ratio of Expenses to Average Net Assets	Net Ratio of Net Investment Income to Average Net Assets[2]	Gross Ratio of Net Investment Income to Average Net Assets	Portfolio Turnover Rate

$26.60	(29.62)%	$668,245	0.56%	0.56%	1.25%	1.25%	44%

38.43	15.19%	1,082,788	0.57%	0.57%	0.93%	0.93%	60%

33.67	17.26%	1,048,865	0.57%	0.57%	1.17%	1.17%	85%

29.29	4.30%	1,035,234	0.56%	0.56%	1.67%	1.67%	103%

28.42	6.00%	1,261,203	0.54%	0.54%	1.29%	1.29%	76%

Distributions reflect actual per-share amounts distributed for the period.

[1]

Total returns do not reflect the effects of charges deducted pursuant to the terms of The Guardian Insurance & Annuity Company, Inc.’s variable contracts. Inclusion of such charges would reduce the total return for all periods shown.

[2]	Net Ratio of Expenses to Average Net Assets and Net Ratio of Net Investment Income to Average Net Assets include the effect of custody credits, if applicable.

The accompanying notes are an integral part of these financial statements.

RS Core Equity VIP Series	13

Notes to Financial Statements — RS Core Equity VIP Series

RS Variable Products Trust (the “Trust”), a Massachusetts business trust organized on May 18, 2006, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust currently offers seventeen series. RS Core Equity VIP Series (the “Fund”) is a series of the Trust. The Fund is a diversified fund. The financial statements for the other remaining series of the Trust are presented in separate reports.

The Fund has authorized an unlimited number of shares of beneficial interest with no par value. Class I shares of the Fund are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (“GIAC”). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”). The Fund is currently offered to insurance company separate accounts that fund certain variable annuity and variable life insurance contracts issued by GIAC.

Note 1. Significant Accounting Policies

The following policies are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

a.  Investment Valuations

Marketable securities are valued at the last reported sale price on the principal exchange or market on which they are traded; or, if there were no sales that day, at the mean between the closing bid and asked prices. Securities traded on the Nasdaq Stock Market, Inc. (“Nasdaq”) are generally valued at the Nasdaq official closing price, which may not be the last sale price. If the Nasdaq official closing price is not available for a security, that security is generally valued using the last reported sale price, or, if no sales are reported, at the mean between the closing bid and asked prices. Short-term investments that will mature in 60 days or less are valued at amortized cost, which approximates market value. Repurchase agreements are carried at cost, which approximates market value (See Note 4d). Foreign securities are valued in the currencies of the markets in which they trade and then converted to U.S. dollars using the prevailing exchange rates at the close of the New York Stock Exchange (“NYSE”). Investments in open-end management investment companies that are registered under the 1940 Act are valued based upon the net asset values determined by such investment companies.

Securities for which market quotations are not readily available or for which market quotations may be considered unreliable are valued at their fair values as determined in accordance with guidelines and procedures adopted by the Trust’s Board of Trustees.

Securities whose values have been materially affected by events occurring before the Fund’s valuation time but after the close of the securities’ principal exchange or market may be fair valued using methods approved by the Board of Trustees. In addition, if there has been a movement in the U.S. markets that exceeds a specified threshold, the values of the Fund’s investments in foreign securities are generally determined by a pricing service using pricing models designed to estimate likely changes in the values of those securities.

The Fund adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”), effective January 1, 2008. In accordance with FAS 157, fair value is defined as the price that the Fund would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. FAS 157 established a hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions

14	RS Core Equity VIP Series

market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy of inputs is summarized in the three broad levels listed below.

▶	Level 1 — unadjusted quoted prices in active markets for identical investments

▶

Level 2 — inputs other than unadjusted quoted prices that are observable either directly or indirectly (including adjusted quoted prices for similar investments, interest rates, prepayment speeds, credit risks, etc.)

▶	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A security’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Trust. The Trust considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, and provided by independent sources that are actively involved in the relevant market. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Changes in valuation techniques may result in transfers in or out of an investment’s assigned level within the hierarchy.

In determining a security’s placement within the hierarchy, the Trust separates the Fund’s investment portfolio into two categories: investments and financial instruments (e.g. futures).

Investments. Investments whose values are based on quoted market prices in active markets, and are therefore classified within level 1, include active listed equities, and certain fixed income securities. The Trust does not adjust the quoted price for such instruments, even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs are classified within level 2. These include certain U.S. government and sovereign obligations, most government agency securities, investment-grade corporate bonds, certain mortgage products, state, municipal and provincial obligations, and certain foreign equity securities.

Investments classified within level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 investments include private placement securities. When observable prices are not available for these securities, the Trust uses one or more valuation techniques (e.g., the market approach or the income approach) for which sufficient and reliable data is available. Within level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

The inputs used by the Trust in estimating the value of level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalizations, and other transactions across the capital structure. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the Trust in the absence of market information. Assumptions used by the Trust due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Fund’s results of operations.

Financial Instruments. Exchange-traded derivatives, such as futures contracts and exchange traded option contracts, are typically classified within level 1 or level 2 of the fair value hierarchy depending on whether or not they are deemed to be actively traded. Certain derivatives, such as generic forwards, swaps and options, have inputs which can generally be

RS Core Equity VIP Series	15

Notes to Financial Statements — RS Core Equity VIP Series (continued)

corroborated by market data and are therefore classified within level 2.

b.  Federal Income Taxes

The Fund intends to continue complying with the requirements of the Internal Revenue Code to qualify as a regulated investment company and to distribute substantially all net investment income and realized net capital gains, if any, to shareholders. Therefore, the Fund does not expect to be subject to income tax, and no provision for such tax has been made.

From time to time, however, the Fund may choose to pay an excise tax if the cost of making the required distribution exceeds the amount of the excise tax.

As of December 31, 2008, the Trust has reviewed the tax positions for open periods, as applicable to the Fund, and has determined that no provision for income tax is required in the Fund’s financial statements. The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations. During the year ended December 31, 2008, the Fund did not incur any interest or penalties. The Fund is not subject to examination by U.S. federal tax authorities for tax years before 2005 and by state authorities for tax years before 2004.

c.  Securities Transactions

Securities transactions are accounted for on the date securities are purchased or sold (trade date). Realized gains or losses on securities transactions are determined on the basis of specific identification.

d.  Foreign Currency Translation

The accounting records of the Fund are maintained in U.S. dollars. Investment securities and all other assets and liabilities of the Fund denominated in a foreign currency are generally translated into U.S. dollars at the exchange rates quoted at the close of the NYSE on each business day. Purchases and sales of securities, income receipts, and expense payments are translated into U.S. dollars at the exchange rates in effect on the dates of the respective transactions. The Fund does not isolate the portion of the fluctuations on investments resulting from changes in foreign currency exchange rates from the fluctuations in market prices of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

e.  Investment Income

Dividend income is generally recorded on the ex-dividend date, except certain cash dividends from foreign securities, which are recorded as soon as the Fund is informed of the dividend. Interest income, which includes amortization/accretion of premium/discount, is accrued and recorded daily.

f.  Expenses

Many expenses of the Trust can be directly attributed to a specific series of the Trust. Expenses that cannot be directly attributed to a specific series of the Trust are generally apportioned among all the series in the Trust, based on relative net assets.

g.  Custody Credits

The Fund has entered into an arrangement with its custodian whereby credits realized as a result of uninvested cash balances are used to reduce the Fund’s custodian expenses. The Fund could have employed the uninvested assets to produce income in the Fund if the Fund had not entered into such an arrangement. The Fund’s custody credits, if any, are shown in the accompanying Statement of Operations.

h.  Distributions to Shareholders

The Fund intends to distribute substantially all of its net investment income typically at least once each year and any net realized capital gains once each year. Unless the Fund is instructed otherwise, all distributions to shareholders are credited in the form of additional shares of the Fund at the net asset value, recorded on the ex-dividend date.

i.  Capital Accounts

Due to the timing of dividend distributions and the differences in accounting for income and realized gains/(losses) for financial statement purposes versus federal income tax purposes, the fiscal year in which amounts are distributed may differ from the year in which the income and realized gains/(losses) were recorded by the Fund.

16	RS Core Equity VIP Series

j.  Temporary Borrowings

The Fund, with other funds managed by RS Investment Management Co. LLC (“RS Investments”), shares in a $75 million committed revolving credit/overdraft protection facility from State Street Bank and Trust Company for temporary purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. Interest is calculated based on market rates at the time of borrowing; all the funds that are parties to the facility share in a commitment fee that is allocated among the funds on the basis of their respective net assets. The Fund may borrow up to the lesser of one-third of its total assets (including amounts borrowed) or any lower limit specified in the Fund’s Statement of Additional Information or Prospectus.

Amount Outstanding at 12/31/08	Average Borrowing*	Average Interest Rate*
$—	$298,619	2.93%

*	For the year ended December 31, 2008.

Note 2. Transactions with Affiliates

a.  Advisory Fee and Expense Limitation

Under the terms of the advisory agreement, which is reviewed and approved annually by the Board of Trustees, the Fund pays an investment advisory fee to RS Investments. Guardian Investor Services LLC (“GIS”), a subsidiary of Guardian Life, holds a majority interest in RS Investments. RS Investments receives an investment advisory fee based on the average daily net assets of the Fund at an annual rate of 0.50%. The Fund has also entered into an agreement with GIS for distribution services with respect to its shares.

An expense limitation has been imposed pursuant to a written agreement between RS Investments and the Trust in effect through December 31, 2009, to limit the Fund’s total annual fund operating expenses to 0.57% of the average daily net assets of the Fund.

b.  Compensation of Trustees and Officers

Trustees and officers of the Trust who are interested persons of RS Investments, as defined in the 1940 Act, receive no compensation from the Fund for acting as such. Trustees of the Trust who are not interested persons of RS Investments (“disinterested Trustees”) receive compensation and reimbursement of expenses.

Under a Deferred Compensation Plan (the “Plan”), a disinterested Trustee could have elected to defer receipt of all, or a portion, of his/her annual compensation received through December 31, 2008. The amount of the Fund’s deferred compensation obligation to a Trustee was determined by adjusting the amount of the deferred compensation to reflect the investment return of one or more RS Funds designated for the purpose by the Trustee through December 31, 2008. The Fund could have covered its deferred compensation obligation to a Trustee by investing in one or more of such designated RS Funds. The Fund’s liability for deferred compensation to a Trustee was adjusted periodically through December 31, 2008, to reflect the investment performance of the RS Funds designated by the Trustee. Deferred amounts will remain in the Fund until distributed in accordance with the Plan. Effective October 1, 2008, the Plan was amended such that all deferred amounts will be distributed within 90 days following January 1, 2009. The Plan will terminate after all deferred amounts have been distributed under the Plan. Trustees’ fees in the accompanying financial statements include the current fees, either paid in cash or deferred, and the net increase or decrease in the value of the deferred amounts.

Note 3. Federal Income Taxes

a.  Distributions to Shareholders

The tax character of distributions paid to shareholders during the years ended December 31, 2008 and December 31, 2007, was as follows:

Ordinary Income
2008	$10,839,533
2007	9,822,651

Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Fund, timing differences, and differing characterizations of distributions made by the Fund.

RS Core Equity VIP Series	17

Notes to Financial Statements — RS Core Equity VIP Series (continued)

Permanent book and tax basis differences will result in reclassifications to paid-in capital, undistributed net investment income and accumulated undistributed net realized gain/(loss) on investments and foreign currency transactions. Undistributed net investment income and accumulated undistributed net realized gain/(loss) on investments and foreign currency transactions may include temporary book and tax differences, which will reverse in a subsequent period.

The tax basis of distributable earnings as of December 31, 2008, was as follows:

Undistributed Ordinary Income
$262,925

During any particular year, net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed and, therefore, are normally distributed to shareholders annually.

Capital loss carryovers available to the Fund at December 31, 2008 were as follows:

	Expiring	Amount
	2010	$164,731,575
	2011	95,938,938
	2016	7,440,377

Total		$268,110,890

During the year ended December 31, 2008, the Fund did not utilize capital loss carryovers.

In determining its taxable income, current tax law permits the Fund to elect to treat all or a portion of any net capital or currency loss realized after October 31 as occurring on the first day of the following fiscal year. For the year ended December 31, 2008, the Fund elected to defer $11,512,164 net capital and currency losses.

b.  Tax Basis of Investments

The cost of investments for federal income tax purposes at December 31, 2008, was $829,281,119. The gross unrealized appreciation and depreciation of investments, on a tax basis, at December 31, 2008, aggregated $42,734,286 and $(206,547,447), respectively, resulting in net unrealized depreciation of $(163,813,161).

Note 4. Investments

a.  Investment Purchases and Sales

The cost of investments purchased and the proceeds from investments sold (excluding short-term investments) amounted to $390,833,474 and $514,283,725, respectively, for the year ended December 31, 2008.

b.  Foreign Securities

Foreign securities investments involve special risks and considerations not typically associated with those of U.S. origin. These risks include, but are not limited to, currency risk; adverse political, social, and economic developments; and less reliable information about issuers. Moreover, securities of some foreign companies may be less liquid and their prices more volatile than those of comparable U.S. companies.

c.  Industry or Sector Concentration

In its normal course of business, the Fund may invest a significant portion of its assets in companies concentrated within a number of industries or sectors. As a result, the Fund may be subject to a greater risk of loss than that of a fund invested in a wider spectrum of industries or sectors because the stocks of many or all of the companies in the industry, group of industries, sector, or sectors may decline in value due to developments adversely affecting the industry, group of industries, sector, or sectors.

d.  Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities (including U.S. government agency securities). Repurchase agreements are fully collateralized (including the interest accrued thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the repurchase price plus accrued interest, the Fund will typically require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, the Fund maintains the right to sell the collateral and may claim any resulting loss against the seller.

18	RS Core Equity VIP Series

Note 5. New Accounting Pronouncement

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161 requires enhanced disclosures about the Fund’s derivative and hedging activities. The Trust is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statement disclosures.

Note 6. Indemnifications

Under the Trust’s organizational documents, its officers and trustees are indemnified against certain liabilities arising out of the performance of their duties to the Fund. In addition, in the normal course of business, the Fund enters into contracts with its vendors and others that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund. However, based on experience, the Fund expects the risk of loss to be remote.

RS Core Equity VIP Series	19

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders

of RS Core Equity VIP Series:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of RS Core Equity VIP Series (one of the portfolios constituting the RS Variable Products Trust, hereafter, referred to as the “Fund”) at December 31, 2008, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2008 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

The financial highlights for each of the periods presented through December 31, 2005 were audited by other auditors whose report dated February 8, 2006 expressed an unqualified opinion on those financial highlights.

PricewaterhouseCoopers LLP

San Francisco, California

February 20, 2009

20	RS Core Equity VIP Series

Approval of Investment Advisory Agreements for RS Variable Products Trust

The Board of Trustees of RS Variable Products Trust (the “Trust”), including all of the Trustees who are not interested persons of the Trust or of RS Investment Management Co. LLC (the “disinterested Trustees”), met in person on August 12 — 13, 2008, to consider the continuation of the investment advisory and sub-advisory agreements (collectively, the “Advisory Agreements”) for the one-year period commencing August 31, 2008, for all 17 series of the Trust: RS MidCap Opportunities VIP Series, RS Technology VIP Series, RS Partners VIP Series, RS Value VIP Series, RS Global Natural Resources VIP Series, RS Core Equity VIP Series, RS Small Cap Core Equity VIP Series, and RS Equity Dividend VIP Series (the “RS-Managed Funds”); RS Large Cap Value VIP Series, RS S&P 500 Index VIP Series, RS Asset Allocation VIP Series, RS International Growth VIP Series, RS Emerging Markets VIP Series, RS Investment Quality Bond VIP Series, RS Low Duration Bond VIP Series, RS High Yield Bond VIP Series, and RS Money Market VIP Series (the “Sub-Advised Funds”, and together with the RS-Managed Funds, the “Funds”).

RS Investment Management Co. LLC (“RS Investments”) is responsible for the day-to-day investment management of the RS-Managed Funds; various Sub-Advisers (the “Sub-Advisers”) overseen by RS Investments are responsible for the day-to-day investment management of the Sub-Advised Funds. UBS Global Asset Management (Americas) Inc. serves as Sub-Adviser to RS Large Cap Value VIP Series; Guardian Investor Services LLC (“GIS”), a subsidiary of The Guardian Life Insurance Company of America, serves as Sub-Adviser to RS S&P 500 Index VIP Series, RS Asset Allocation VIP Series, RS Investment Quality Bond VIP Series, RS Low Duration Bond VIP Series, RS High Yield Bond VIP Series, and RS Money Market VIP Series; Guardian Baillie Gifford Limited serves as Sub-Adviser, and Baillie Gifford Overseas Limited serves as Sub-Sub-Adviser to RS International Growth VIP Series and RS Emerging Markets VIP Series (the sub-sub-advisory agreements relating to these Funds are also considered “Sub-Advisory Agreements” and “Advisory Agreements”

for purposes of this discussion, and the sub-sub-adviser is also considered a Sub-Adviser for purposes of this discussion).

At their meeting, the Trustees considered a number of factors in determining to approve the continuation of the Advisory Agreements. In all of their deliberations regarding the Advisory Agreements, the disinterested Trustees were advised by their independent counsel, with whom they had separate meetings and discussions on a number of occasions during and preceding the dates of the official Board meeting. In addition, the Trustees were assisted in their review by the Chief Compliance Officer of the Trust, who reviewed all of the information presented to the Trustees and, with the assistance of independent counsel to the disinterested Trustees, prepared a written report on the key factors for the Trustees. That written report discussed a number of the factors described below and concluded that the information that RS Investments had provided to the Trustees provided a reasonable basis for the Trustees to conclude that the advisory fees proposed in connection with the continuation of the Advisory Agreements were reasonable with respect to each Fund.

The Trustees were also assisted in their review by two independent consultants retained by the Trustees. The consultants provided assistance in a variety of aspects of the Trustees’ review, including, among other things, the development of appropriate expense and performance peer groups for the Funds, review of expense and performance data received by the Trustees, consideration of economies of scale, analysis of profitability data from RS Investments and the Sub-Advisers, and evaluation of industry trends. The consultants met with the Trustees on a number of occasions, both by telephone and at the August 2008 in-person meeting.

In their consideration of the Advisory Agreements, the Trustees considered generally the continuing, favorable interaction of the legacy investment teams at RS Investments and GIS. They also considered improvements in service over the course of the year through realignments of various administrative, accounting, and control functions between the two firms, and were generally satisfied with those services currently being provided by the two firms.

RS Core Equity VIP Series	21

Supplemental Information (unaudited)

Supplemental Information (unaudited) (continued)

The Trustees considered the fees charged by RS Investments to the Funds under the Investment Advisory Agreements and the fees paid to the various Sub-Advisers under the Sub-Advisory Agreements. In this connection, representatives of RS Investments noted to the Trustees that the fees charged by RS Investments to the Funds reflect a number of factors. They noted, for example, the generally high quality of the investment management teams at RS Investments, the high levels of compensation that are required to retain the firm’s investment professionals, and the alternative employment opportunities available to many of those professionals. They also noted that, as to the Sub-Advised Funds, RS Investments pays a large part, in most cases the large majority, of the fees it receives to the Sub-Advisers.

The Trustees considered information provided by RS Investments as to the fees charged by RS Investments to clients other than the Funds, including institutional separate accounts and mutual funds for which RS Investments serves as sub-adviser. RS Investments generally charges lower fees to those accounts. In a number of cases, such an account pays fees at the same rate as the comparable Fund on assets up to a specified level, and then at lower rates on additional assets. In some cases, an account’s fee rate will be lower at all levels than that of the comparable Fund. Representatives of RS Investments explained that administrative, compliance, reporting, and other legal burdens of providing investment advice to mutual funds exceed those required to provide advisory services to non-mutual fund clients such as institutional accounts for retirement or pension plans. In addition, they pointed out that there is substantially greater legal and other risk to RS Investments in managing public mutual investment products than in managing private accounts or in sub-advising mutual funds sponsored by others. They also explained that the services and resources required of RS Investments where it sub-advises mutual funds sponsored by others are substantially less than in the case of the Funds, since many of the administrative and compliance responsibilities related to the management function are retained by the primary adviser.

RS Investments furnished information to the Trustees compiled by the independent Lipper organization showing a comparison of RS Investments’ fee rate for each Fund compared to peer mutual funds having similar objectives, strategies, and within the same broad range of asset sizes. RS Investments also worked with an independent consultant to the disinterested Trustees in identifying peer groups of mutual funds with respect to each Fund. One of the independent consultants prepared an analysis of comparative management fees and expenses, and discussed his conclusions with the disinterested Trustees. In his report, the Chief Compliance Officer stated that the data showed RS Investments’ fees to be within the range of comparable mutual funds, even though the fees with respect to some of the Funds tended to be at the higher end of the range.

The Chief Compliance Officer noted that the advisory fees for the Funds, although the same as those of the retail versions of the Funds, were relatively high compared to peer variable product funds. He also noted that, although the total expense ratios of the Funds also tended to be higher than those of their peers, it appeared that the differences were generally attributable to the small asset size of the Funds.

The Trustees also reviewed information from that compilation showing total expenses for the Funds in comparison to peer funds. The Trustees considered the total expense ratios of the Funds and noted that a number of them were higher than the median of their peer funds. They noted that in some cases that appeared to be due to the level of the Funds’ advisory fees and, in many cases, due to the fact that the Funds’ custodial fees were relatively high. In the course of their discussions with the Trustees, representatives of RS Investments noted in this regard that the Funds’ recently renegotiated custodial arrangements were likely to result in savings to the Funds in the coming year. The Trustees noted in the course of the discussion that, in a number of cases, especially in respect of variable Funds, the number of peer funds was quite limited, potentially limiting the utility of the data provided.

22	RS Core Equity VIP Series

RS Investments furnished detailed financial information, in the form of a consolidated profit and loss statement, showing the revenues and expenses related to the management of the RS Funds as a whole and each of RS Investments’ other categories of advisory clients, respectively. That information showed the substantial costs of providing services to the Funds. The Chief Compliance Officer also noted in his report that he had discussed with RS Investments the basis for the allocation of RS Investments’ general or common expenses to the cost analysis for the Funds and that he believed the allocation methodology and resulting allocations were reasonable.

RS Investments also furnished a detailed profitability analysis with respect to each Fund for the year ended December 31, 2007, and for the five months ended May 31, 2008. In his report, the Chief Compliance Officer noted that the Value Funds had generally been more profitable over the periods covered than Funds in other investment disciplines, and that the Funds had been less profitable generally than the retail versions of the Funds. The Trustees noted that the range of profitability for the Core Funds, the Growth Funds, and the Value Funds was wide, but that RS Investments’ profitability on its mutual fund business as a whole was higher than the profitability of the separate account advisory business. The Trustees also noted that RS Investments’ subadvisory business had a lower profit margin due to the reduced fees it receives in respect of that business. The Chief Compliance Officer noted in his report that a comparable or higher profit margin relating to RS Investments’ services to the Funds appeared justifiable by the higher risk and responsibilities associated with the mutual fund business.

The Chief Compliance Officer also noted in his report that the profitability of the Funds to GIS, an affiliate of RS Investments, is within the range of profitability for RS Investments, and generally lower, with the most profitable Fund being the RS S&P 500 Index VIP Series, which did not have any performance or expense concerns to note.

The Trustees considered whether economies of scale would likely be realized as the Funds grow and whether a reduction in the advisory fees paid by the Funds by means of breakpoints would be appropriate. The Trustees also considered a report provided to them by their independent consultants as to economies of scale, both generally and as to the Funds specifically, and the consultants’ recommendations that the Trustees give careful consideration to the manner in which shareholders might realize some of the benefit of such economies over time, as the Funds grow in size. In his report, the Chief Compliance Officer noted that the profits from the Funds enable RS Investments to devote greater resources to the management of the Funds, including organizational enhancements and financial incentives for the portfolio managers, analysts, and other personnel who in many cases have lucrative alternative employment and business opportunities available to them. He also noted RS Investments’ commitment to achieving consistently superior investment performance as shown by RS Investments’ reinvestment of its resources in an effort to improve its investment processes and in an effort to recruit and retain the best professionals available to it. The Chief Compliance Officer also noted that RS Investments maintains that one of its strengths is the tenure of its investment management teams. He noted, as well, that certain investment styles, such as small-cap and some mid-cap strategies, do not as readily benefit from economies of scale because of the limited ability to increase the size of a Fund’s investment in certain portfolio holdings.

The Trustees considered the nature, extent, and quality of the services provided by RS Investments. In this regard, the Trustees took into account the experience and skills of the Funds’ portfolio management teams and of RS Investments’ senior management, and the time and attention devoted by each to the Funds. The Trustees considered the performance of each Fund while also considering its applicable investment objective and strategy and its overall expense ratio. The Trustees also received information throughout the year regarding the capabilities of RS Investments in securities trading, and changes in personnel in RS Investments’ trading staff. The Trustees also considered RS Investments’ significant responsibilities in monitoring the services provided by the Sub-Advisers.

RS Core Equity VIP Series	23

Supplemental Information (unaudited) (continued)

The Trustees reviewed performance information for each Fund for various periods. That review included an examination of comparisons of the performance of the Funds to relevant securities indexes and various peer groups of mutual funds prepared by the independent Lipper and Morningstar organizations with respect to various periods, and relative rankings of the Funds compared to peer funds during various periods. The Trustees noted that, in his report, the Chief Compliance Officer had found that, except as noted below, no Fund appeared to have substantially lagged all peer mutual funds and indexes for all relevant periods. The Chief Compliance Officer noted specifically that each of RS Asset Allocation VIP Series and RS High Yield Bond VIP Series had underperformed its peers’ averages for various periods. The Chief Compliance Officer noted that RS High Yield Bond VIP Series had experienced a significant portfolio manager change and that RS Investments was engaging in internal discussions about plans to address the performance concerns of RS Asset Allocation VIP Series.

The Trustees considered the research and other similar services RS Investments receives from many of the broker-dealers with which it places the Funds’ (as well as other RS Investments clients’) portfolio transactions and from third parties with which these broker-dealers have arrangements. The Trustees receive information on those arrangements quarterly throughout the year and have the opportunity to discuss that information with representatives of RS Investments at the meetings. The Trustees considered the benefit to RS Investments and its affiliates from such services including that (1) the services are of value to RS Investments and its affiliates in advising RS Investments’ clients (including the Funds) and (2) RS Investments might otherwise be required to purchase some of these services for cash. The Trustees considered information provided to them quarterly during the year regarding the benefits to RS Investments of research and brokerage services provided in connection with so-called “bundled brokerage” arrangements. The Trustees concluded that these “soft dollar” relationships’ benefit to RS Investments was reasonable and that the Funds also benefited from them.

The Trustees reviewed detailed information regarding the various Sub-Advisers to the Funds, including information as to compliance with federal securities laws, capabilities and experience of portfolio management personnel and any changes in such personnel in the past year, financial information as to the Sub-Advisers, information as to their trading practices, and general information as to the pricing of the Sub-Advisers’ services.

The Trustees considered generally the nature and quality of the administrative services provided to the Funds by RS Investments and by GIS, including, among other things, changes in and enhancements to the firms’ personnel and capabilities, their performance during the course of the preceding year, and the responsiveness of senior management to the Trustees’ requests.

The Trustees noted a number of specific recent enhancements to the services provided by RS Investments, including, among others, the following factors cited by the Chief Compliance Officer:

▶

RS Investments continues to integrate the respective RS and GIS organizations. Most of the changes have strengthened the organization and its ability to devote greater resources to the services provided to the Funds. Integration work continues, particularly with respect to the management of the New York office’s activities by personnel in San Francisco.

▶

RS Investments has been responsive to concerns raised by the Trustees with respect to the performance of various Funds and the interaction of members across portfolio management teams in order to reduce the compartmentalization of RS Investments.

▶	RS Investments has invested in the firm by working to improve its portfolio management and client service activities, as well as by consulting outside experts about how best to improve the firm.

▶	RS Investments has provided necessary staffing, training, and other compliance resources necessary for the Chief Compliance Officer to perform his responsibilities as the Chief Compliance Officer.

24	RS Core Equity VIP Series

The Trustees also considered the Chief Compliance Officer’s conclusion that RS Investments provides high quality advisory and related services to the Funds.

After considering all of the information described above, including the Chief Compliance Officer’s written report, the Trustees unanimously voted to approve the continuation of the Advisory Agreements, including the advisory fees proposed in connection with that continuation, for the one-year period commencing August 31, 2008.

Portfolio Holdings and Proxy Voting Procedures

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Securities and Exchange Commission’s Web site at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, DC, and information on the operation of the Public Reference Room may be obtained by calling 800-SEC-0330. This information is also available, without charge, upon request, by calling toll-free 800-221-3253.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available (i) without charge, upon request, by calling toll-free 800-221-3253; and (ii) on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

RS Core Equity VIP Series	25

Supplemental Information (unaudited) (continued)

Trustees and Officers Information Table

Name, Address,* and Month and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served†	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee††
Disinterested Trustees
Judson Bergman, February 1957	Trustee	Since May 2006	Founder and CEO, Envestnet Asset Management, a provider of back-office solutions for financial advisors and the wealth management industry.	39	None
Kenneth R. Fitzsimmons, Jr., October 1945	Trustee	Since May 2007	Retired since September 2002; formerly, Managing Director, Robertson Stephens, an investment banking firm.	39	None
Anne M. Goggin, November 1948	Trustee, Chairman of the Board	Since August 2006	Attorney at law in private practice; formerly, Partner, Edwards and Angell, LLP; formerly, Chief Counsel–Individual Business, Metropolitan Life Insurance Company, an insurance company; and Chairman, President and CEO, MetLife Advisors LLC, an investment management firm.	39	None
Christopher C. Melvin, Jr., September 1954	Trustee	Since November 2007	Chairman & CEO, Melvin & Company, LLC, a brokerage firm.	39	Board Member, Boston Stock Exchange Inc.
Gloria S. Nelund, May 1961	Trustee	Since November 2007	President, Titus Development Group, LLC, a consulting firm; formerly, Head of U.S. Private Wealth Management, Deutsche Bank.	39	None
John P. Rohal, April 1947	Trustee	Since February 2008; Also from December 2006 to March 2007	Member, Makena Capital Management LLC, an investment management firm; formerly Chairman of EGM Capital, LLC, an investment management firm.	39	None

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Trustees and Officers Information Table (continued)

Name, Address,* and Month and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served†	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee††
Interested Trustees and Principal Officers
Dennis J. Manning,** January 1947	Trustee	Since August 2006	Chairman, RS Investments; President and CEO, The Guardian Life Insurance Company of America, an insurance company (“Guardian Life”); Director, Life Insurance Council of New York, Inc., a life insurance trade association.	39	None
Terry R. Otton,*** March 1954	Trustee; President and Principal Executive Officer	Trustee since December 2006; President and Principal Executive Officer since May 2006	CEO (prior to September 2005, co-CEO, COO, and CFO and prior to August 2006, CEO and CFO), RS Investments; formerly, Managing Director, Putnam Lovell NBF Group Inc., an investment banking firm.	39	None
James E. Klescewski, November 1955	Treasurer and Principal Financial and Accounting Officer	Since September 2006	CFO, RS Investments; formerly, CFO, JCM Partners, LLC, an investment management firm; formerly, CFO, Private Wealth Partners, LLC, an investment management firm; formerly, CFO, Fremont Investment Advisors, Inc., an investment management firm; formerly, CFO, Montgomery Asset Management, LLC, an investment management firm.	N/A	N/A

RS Core Equity VIP Series	27

Supplemental Information (unaudited) (continued)

Trustees and Officers Information Table (continued)

Name, Address,* and Month and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served†	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee††
Interested Trustees and Principal Officers (continued)
Benjamin L. Douglas, January 1967	Vice President, Secretary, and Chief Legal Officer	Since May 2006	General Counsel, RS Investments; formerly, Vice President and Senior Counsel, Charles Schwab Investment Management, Inc., an investment management firm.	N/A	N/A
John J. Sanders, Jr., August 1945	Senior Vice President, Chief Compliance Officer, and Anti-Money Laundering Compliance Officer	Since May 2006	Chief Compliance Officer, RS Investments; formerly, Chief Compliance Officer and co-COO, Husic Capital Management, an investment management firm.	N/A	N/A

†

Under the Trust’s Agreement and Declaration of Trust, a Trustee serves until his or her successor is elected or qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. Under the Trust’s By-Laws, officers hold office at the pleasure of the Trustees. In addition, the Trustees have designated a mandatory retirement age of 72, which can be deferred annually by unanimous vote of all members of the Board, excluding the member who has reached the retirement age.

††	Directorships or trusteeships of companies required to report to the SEC (i.e., “public companies”).

*	c/o RS Investments, 388 Market Street, 17th Floor, San Francisco, CA 94111.

**	Mr. Manning is an “interested person” under the 1940 Act by virtue of his position with Guardian Life, the parent of Guardian Investor Services LLC, which owns a majority of the ownership interest in RS Investments, the Trust’s investment adviser, and by virtue of his position as Chairman of RS Investments.

***	Mr. Otton is an “interested person” under the 1940 Act by virtue of his position with RS Investments.

The Statement of Additional Information includes additional information about the Trust’s Trustees and officers and is available, without charge, upon request by calling toll-free 800-221-3253.

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